Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Cubic Energy, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-172426) of our report dated October 15, 2013, relating to the balance sheet of Cubic Energy, Inc. as of June 30, 2013, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period ended June 30, 2013, which report appears in this annual report on Form 10-K for the year ended June 30, 2014.

Vogel CPAs, PC
(Formerly Philip Vogel & Co. PC)

Dallas, Texas

November 10, 2014